Exhibit 1

Level 18, 275 Kent Street
Sydney, NSW, 2000

ASX Release

24 MARCH 2021

Westpac New Zealand to Commission Independent Risk Reviews

Westpac New Zealand Limited ("WNZL") has today released the attached media statement in relation to independent reviews required by the Reserve Bank of New Zealand into WNZL's risk governance and liquidity risk management.

For further information:

David Lording
Group Head of Media Relations
0419 683 411

Andrew Bowden
Head of Investor Relations
0438 284 863

This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141

Westpac New Zealand Limited Media Release 24 March 2021 WESTPAC NEW ZEALAND TO COMMISSION INDEPENDENT RISK REVIEWS The Reserve Bank of New Zealand (RBNZ) has instructed Westpac New Zealand (WNZL) to commission two independent reports concerning its risk governance and liquidity risk management. The first report will assess WNZL’s risk governance processes and practices applied by the WNZL Board and executive management. The second report relates to the effectiveness of the actions WNZL has taken to improve the management of liquidity risk and the associated risk culture, following previously identified breaches of the RBNZ’s Liquidity Policy (BS13) and potential non-compliance identified through the RBNZ’s liquidity thematic review. The breaches of the RBNZ’s Liquidity Policy were previously reported to the RBNZ and the Australian Prudential Regulation Authority (APRA) and also first disclosed in WNZL’s September 2020 Disclosure Statement. On 1 December 2020 APRA announced actions it was taking against WNZL’s parent, Westpac Banking Corporation, as a result of these issues. RBNZ will require WNZL to hold additional liquid assets until the RBNZ is satisfied that the previously required remediation work has been effective. The Reserve Bank has stated that it is “confident that Westpac NZ’s current liquidity and funding positions are sound, and that the bank is well capitalised”. Westpac New Zealand acknowledges the importance of liquidity and risk governance obligations and will support the independent reviewers to provide the necessary reports to the Reserve Bank. WNZL will also act promptly on any recommendations from the reviews. WNZL has taken a number of steps to improve risk governance but recognises more work is required, and supports the additional oversight that the independent reports will provide. The reviews apply only to WNZL and not the governance processes of Westpac Banking Corporation in Australia or its New Zealand branch. ENDS Media contact: Will Hine Westpac NZ Senior Manager External Communications 021 433 715 will.hine@westpac.co.nz